SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 12, 2008

FLEX FUELS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-136349	20-5242826
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 St. Mary Axe London, United Kingdom	EC3A 8EP
(Address of principal executive offices)	(Zip Code)

+44(0)8445862780
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2008, at the Annual Meeting of Stockholders of Flex Fuels Energy, Inc. (the "Company"), the composition of the Company's Board of Directors (the "Board") was changed by a majority vote of the stockholders of the Company, as described in Item 8.01 below.  The newly elected Board, comprised of Messrs. Thomas Barr, John Nangle and David Miller, removed the serving management of the Company and, in its place, appointed Messrs. Thomas Barr as Chief Executive Officer, Robert Galvin as Chief Financial Officer, Treasurer and Secretary, and John Nangle as Chairman and President of the Company.  A brief description of each individual's employment history and business experience is set forth below.

Thomas Barr:  Mr. Barr, age 49, has served as a director of the Company since December 2006. He has served as Vice President of Alternative Fuels Operations of the Company since April 2007.  From January 2005 to April 2007, Mr. Barr acted as a consultant to small and medium sized private and public enterprises regarding prospective funding, investor and public relations strategy, collateral creation, website development and public market quotation, including Index Oil and Gas, Inc. and Four Rivers BioEnergy Inc.  From December 2001 to December 2004, Mr. Barr served as a consultant to EasyScreen PLC, a fully listed London Stock Exchange company, at which Mr. Barr’s main duties were to draft and implement corporate statements.  While serving as a consultant to EasyScreen PLC, Mr. Barr was an integral part of the team involved in several private placement funding rounds prior to the company’s acquisition.  From January 1996 to November 2001 Mr. Barr was a private analyst and investor in publicly quoted stocks. From 1981 to 1996, Mr. Barr worked in the North Sea as a professional saturation diver involved in oil and gas field sub-sea construction. Mr. Barr obtained a BSc from Stirling University, Scotland, in 1981. Mr. Barr is a citizen of the United Kingdom.

Robert Galvin: Mr. Galvin, age 39, is a founding partner in the ARM Partnership, a corporate and financial advisory firm that specializes in small cap, venture backed fast growth businesses.  Prior to this, he was a Director within the Arthur Andersen Corporate Finance Division, responsible for operations and supporting the development of business units globally; previously, Mr. Galvin began his career in the commercial banking division of Barclays Plc, advising and arranging advances for small and medium sized companies in the UK ..  He sits on the Boards of a number of U.K. private companies.  He has a first class honors degree BA (hons), and is an Associate of the Chartered Institute of Bankers.  Mr. Galvin is a citizen of the United Kingdom.

John Nangle:  Mr. Nangle, age 52, is an energy consultant. In January 2006, he co-founded Green Energy Partners Limited, a U.K. company engaged in the business of energy consulting specializing in gas, power and renewable energy, and he has served as a director of Green Energy Partners Limited since that time.  Since January 2008, through Green Energy Partners Limited, he has primarily worked as an advisor to Her Majesty’s Treasury, the United Kingdom’s economics and finance ministry, regarding the procurement of energy by government.  From December 2007 to date, Mr. Nangle, has served as director of Four Rivers BioEnergy Inc.  From April 2004 to date, Mr. Nangle has served as a director of The Green Renewable Energy Company, a company which he co-founded, which is engaged in developing biomass fueled power generation plants.  From December 1994 to date, Mr. Nangle has been a director of Navan Consulting, a company providing consulting services primarily to energy companies. From June 1996 to October 2002, Mr. Nangle was director of energy trading at Amerada Hess Gas.  From March 1980 to September 1994, Mr. Nangle held a variety of positions within the BP Group.  Mr. Nangle is a citizen of the United Kingdom.

Item 8.01. Other Events.

The Annual Meeting of Stockholders of Flex Fuels Energy, Inc. (the "Company") was held on December 12, 2008, at the Company's principal executive offices in London.  At that meeting, the stockholders of the Company did not elect any of the three director nominees proposed by the Company's Board of Directors (the "Company Nominees").  The stockholders of the Company instead elected each of the three director nominees proposed by Mr. Thomas Barr (the "Barr Nominees") to serve until the 2009 Annual Meeting of Stockholders or until his successor is duly appointed and qualified.

A total of 56,687,127 shares of the Company's common stock were represented in person or by proxy at the meeting, approximately 81.70% of the Company's outstanding shares.  The following is a breakdown of the voting results:

Director/Barr Nominees	Votes For	Votes Withheld

Thomas Barr	55,235,986	0
John Nangle	55,235,986	0
David Miller	55,235,986	0

Company Nominees

Brian Barrows	1,451,141	0
Paul Gothard	1,451,141	0
James Laird	1,451,141	0

The Barr Nominees, accordingly, were elected as directors of the Company by the holders of 79.1% of the Company's outstanding shares representing 97.44% of the votes cast at the meeting.

The Board intends to commence promptly a strategic review of the Company's business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEX FUELS ENERGY, INC.

Dated: December 17, 2008	By:	/s/ Thomas Barr
Name: Thomas Barr
Chief Executive Officer and Director

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